EXHIBIT 10.58

CREDIT AGREEMENT
Dated as of November 14, 2025
among
PROSPER MARKETPLACE, INC.,
as Borrower,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.
Exhibits and Schedules to this exhibit have been omitted pursuant to
Item 601(a)(5) of Regulation S-K.

TABLE OF CONTENTS
Page
1.01.    Defined Terms    1
1.02.    Other Interpretive Provisions    22
1.03.    Accounting Terms    23
1.04.    Rounding    23
1.05.    Times of Day    23
1.06.    Divisions    23
1.07.    Changes in GAAP    23
1.08.    Interest Rates.    24
ARTICLE II
THE LOANS    24
2.01.    The Loans    24
2.02.    Borrowing of the Loans    24
2.03.    Voluntary Prepayments    25
2.04.    Repayment of Loans    25
2.05.    Interest    25
2.06.    Computation of Interest and Fees    26
2.07.    Evidence of Debt    26
2.08.    Payments Generally; Administrative Agent’s Clawback    27
2.09.    Sharing of Payments by Lenders    28
2.10.    [Reserved]    28
2.11.    Defaulting Lenders    28
2.12.    Incremental Loan    29
2.13.    Conversions    30
2.14.    Benchmark Replacement Setting    30
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY    32
3.01.    Taxes    32
3.02.    Increased Costs    35
3.03.    Designation of a Different Lending Office    36
3.04.    Illegality    36
3.05.    Survival    37
ARTICLE IV
CONDITIONS PRECEDENT    37
4.01.    Conditions to the Closing Date    37
4.02.    Conditions to Funding of any Incremental Loan    39
ARTICLE V
REPRESENTATIONS AND WARRANTIES    40
5.01.    Existence, Qualification and Power    40
5.02.    Authorization; No Contravention    40
5.03.    Governmental Authorization; Other Consents    40

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5.04.    Binding Effect    40
5.05.    Financial Statements    40
5.06.    Litigation    41
5.07.    No Default    41
5.08.    Taxes    41
5.09.    ERISA Compliance    41
5.10.    Margin Regulations; Investment Company Act.    42
5.11.    Disclosure    42
5.12.    Compliance with Laws    43
5.13.    Solvency    43
5.14.    Use of Proceeds    43
5.15.    Senior Indebtedness    43
ARTICLE VI
AFFIRMATIVE COVENANTS    43
6.01.    Financial Statements    43
6.02.    Certificates; Other Information    44
6.03.    Notices    44
6.04.    Use of Proceeds    45
6.05.    Compliance with Laws    45
6.06.    Parent Guarantor    45
6.07.    Payment of Taxes    46
6.08.    Quarterly Call    46
ARTICLE VII
NEGATIVE COVENANTS    46
7.01.    Financial Covenants    46
7.02.    Liens    46
7.03.    Indebtedness    48
7.04.    Fundamental Changes    50
7.05.    Sanctions and Anti-Corruption Laws    50
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES    51
8.01.    Events of Default    51
8.02.    Remedies Upon Event of Default    52
8.03.    Application of Funds    53
8.04.    Equity Cure    54
ARTICLE IX
ADMINISTRATIVE AGENT    55
9.01.    Appointment and Authority    55
9.02.    Provisions Applicable Upon Future Administrative Agent Appointment    56
9.03.    Rights as a Lender    56
9.04.    Exculpatory Provisions    56
9.05.    Reliance by and Direction to the Administrative Agent    58

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9.06.    Delegation of Duties    59
9.07.    Resignation or Removal of Administrative Agent    59
9.08.    Non-Reliance on Administrative Agent and Lenders    60
9.09.    Administrative Agent May File Proofs of Claim    60
9.10.    Force Majeure    61
9.11.    Erroneous Payments    61
9.12.    Enforcement    63
9.13.    Survival    63
ARTICLE X
MISCELLANEOUS    63
10.01.    Amendments    63
10.02.    Notices and Other Communications    64
10.03.    No Waiver; Cumulative Remedies    66
10.04.    Expenses; Indemnity; Damage Waiver    66
10.05.    Payments Set Aside    68
10.06.    Successors and Assigns    69
10.07.    Treatment of Certain Information; Confidentiality    71
10.08.    Set-off    72
10.09.    Interest Rate Limitation    73
10.10.    Counterparts; Integration; Effectiveness; Electronic Signature    73
10.11.    Survival of Representations and Warranties    73
10.12.    Severability    74
10.13.    Replacement of Lenders    74
10.14.    GOVERNING LAW; JURISDICTION    74
10.15.    WAIVER OF RIGHT TO TRIAL BY JURY    75
10.16.    USA Patriot Act Notice    75
10.17.    No Advisory or Fiduciary Relationship    76
10.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    76
10.19.    Entire Agreement    77

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SCHEDULES*

1.01(a)	Commitments and Applicable Percentages
1.01(b)	Permitted Holders
5.06	Disclosed Matters
5.10(d)	Pension Plans
7.02	Existing Liens
7.03	Existing Indebtedness
10.02	Certain Addresses for Notices
EXHIBITS*

A	Form of Assignment and Assumption
B	Form of Borrowing Request
C	Form of Compliance Certificate
D	Form of U.S. Tax Compliance Certificates
E	Form of Notice of Conversion

*Exhibits and Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

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CREDIT AGREEMENT
This CREDIT AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) is entered into as of November 14, 2025 among Prosper Marketplace, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders (as defined herein) from time to time party hereto, and any administrative agent for the Lenders appointed following the Closing Date pursuant to the terms hereof (in such capacity, together with its successors and assigns, the “Administrative Agent”).
The Borrower has requested that the Lenders provide a senior unsecured term credit facility consisting of Loans to be drawn on the Closing Date in an aggregate principal amount equal to $75,000,000 for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01.Defined Terms
.
As used in this Agreement, the following terms shall have the meanings set forth below:
“ABR” means, in reference to any Loan, whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Loan” means each Loan bearing interest based on the ABR.
“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.
“Administrative Agent’s Account” means such account as the Administrative Agent may from time to time designate by written notice to the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in the form provided to a Lender by the Borrower or, if applicable, the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate (which, if negative, shall be deemed to be 0%) in effect on such day plus ½ of 1.00%. If the Required Lenders or, if applicable, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that they are unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act 2010 and any other Laws of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means a percentage per annum equal to (i) for SOFR Loans, 7.00% and (ii) for ABR Loans, 6.00%.
“Applicable Percentage” means, with respect to any Lender’s portion of the outstanding Loans and Commitments at any time, the percentage of the outstanding principal amount of the Loans and Commitments held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered, managed, advised or sub-advised by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, manages, advises or sub-advises a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and, if applicable, accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Required Lenders (including electronic documentation generated by ClearPar or other electronic platform).
“Available for Sale Investments” means, as of the date of determination, (a) marketable securities (1) issued directly and unconditionally guaranteed as to interest and principal by the United States government or (2) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; and (b) shares of any money market fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) above, (2) has assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Partner Account” means any deposit account or other account held for the benefit of an originating or issuing bank partner of the Borrower, to the extent that such account is required by such bank.
“Banking Services” means (a) credit cards (including “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services and cash pooling services).
“Benchmark” means, initially, with respect to any SOFR Loans, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lenders and, if applicable, the Administrative Agent in a manner substantially consistent with market practice (or, if the Required Lenders or, if applicable, the Administrative Agent decide that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders or, if applicable, the Administrative Agent determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Required Lenders or, if applicable, the Administrative Agent (with the consent of the Required Lenders) and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal

Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“Board of Directors” means, with respect to any Person, the board of directors of such Person (or the equivalent board of advisors, managers or members or body performing similar functions for such Person) or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors (or board of advisors, managers or members or body performing similar functions) of such Person.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrower Materials” shall have the meaning specified in Section 10.02(b).
“Borrowing” means the borrowing of Loans.
“Borrowing Request” means a written notice of a borrowing of Loans, which shall be substantially in the form of Exhibit B.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the State of California.
“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall be accounted for as operating leases for all purposes hereunder or under any other Loan Document notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.
“Capital Lease Indebtedness” means Indebtedness under Capital Leases and Indebtedness incurred to finance the acquisition, construction or improvement of any asset, in each case, incurred prior to or within two hundred and seventy (270) days after the purchase, lease, construction, installation, maintenance, replacement or improvement of the applicable asset, and any extensions, renewals and replacements of any such Indebtedness in an aggregate amount not to exceed $1,500,000 in the aggregate at any time outstanding.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Equivalents” means, as of any date of determination, highly liquid marketable securities with original maturities of three (3) months or less at the time of purchase and consisting primarily of money market funds, commercial paper, United States treasury securities and United States agency securities.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, after the date of this Agreement, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, central bank or comparable agency made or issued after the date of this Agreement; provided, however, that notwithstanding anything to the contrary contained herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines, directives, rules or regulations thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued and shall be deemed to have gone into effect and adopted after the Closing Date.
“Change of Control” means the occurrence of any of the following events:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any single “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of sufficient common or preferred shares to elect or appoint a majority of members of the Board of Directors or otherwise obtain the power and authority to direct the management and policies of the Borrower, other than Permitted Holders; provided that, for the avoidance of doubt, Qualified Public Offering Reorganization Transactions or a Holding Company Transaction shall not be deemed to be a Change of Control; or
(b)    any Disposition of, in one or a series of transactions, all or substantially all of the property or assets of the Borrower and its Subsidiaries (taken as a whole).
“Closing Date” means the date upon which the conditions precedent set forth in Section 4.01 are satisfied (or waived by the Required Lenders) and the Loans are made to the Borrower, which date is November 14, 2025.

“Closing Date Refinancing” means the repayment in full of Indebtedness under the Existing Credit Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Commitment” means, for any Lender, the obligation of such Lender to make a Loan hereunder, up to the principal amount shown on Schedule 1.01(a). The aggregate amount of the Lenders’ Commitments as of the Closing Date is $75,000,000.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or conversion notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lenders and, if applicable, the Administrative Agent in a manner substantially consistent with market practice (or, if the Required Lenders or, if applicable, the Administrative Agent decide that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders or, if applicable, the Administrative Agent determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent; provided that none of the Administrative Agent or the Lenders shall be deemed to “control” the Borrower.
“Cure Amount” has the meaning specified in Section 8.04(a).
“Cure Deadline” has the meaning specified in Section 8.04(a).
“Cure Right” has the meaning specified in Section 8.04(a).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as

SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the sum of (x) the Alternate Base Rate or Daily Simple SOFR, as applicable, (y) the Applicable Margin for ABR Loans or SOFR Loans, as applicable, and (z) 2.00% per annum, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.11(e), any Lender that has (i) failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Borrower and, if applicable, the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) failed, within two (2) Business Days after request by the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders), to pay any amounts owing to the Administrative Agent or the other Lenders. Any determination by the Required Lenders or, if applicable, the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(e)) upon delivery of written notice of such determination to the Borrower and each Lender. Notwithstanding the foregoing, (x) at any time when there are fewer than two (2) Lenders, no Lender shall be or be deemed to be a Defaulting Lender, and (y) at no time shall all Lenders be or be deemed to be Defaulting Lenders.
“Disclosed Matters” means the matters disclosed on Schedule 5.06.
“Disposition” or “Dispose” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Borrower, including by merger, allocation of assets, division, consolidation or amalgamation.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution” means those Persons specifically identified by the Borrower to the Lenders in writing prior to the Closing Date, and which list may be updated from time to time by the Borrower to include competitors of the Borrower and its Subsidiaries by delivering a new list of Disqualified Institutions to the Lenders or the Administrative Agent, as applicable; provided that, for the avoidance of doubt, in no case shall the Administrative Agent or any Lender or their Affiliates be a Disqualified Institution.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (iv), (v) and (vi).
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, partnership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership, partnership or profit interests in such Person (including partnership, units, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA) or the meaning of Section 4001(a)(14) of ERISA; provided, however, that in no event shall the Administrative Agent, any Lender or any of their respective Affiliates constitute an ERISA Affiliate for the purposes of this Agreement. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising during such period (but, for the avoidance of doubt, not after such period) for which such Person would reasonably be expected to be liable under the Code or ERISA.
“ERISA Event” means (a) a Reportable Event; (b) a withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is in “critical,” “endangered” or “critical and declining” status (each, within the meaning of Section 432 of the Code or ERISA Section 305); (d) a mass withdrawal from a Multiemployer Plan under ERISA Section 4219(c)(1)(D); (e) the withdrawal from a Multiemployer Plan by any employer required to be listed in Schedule R of the Multiemployer Plan’s Form 5500; (f) a Multiemployer Plan’s adoption, amendment or update of a rehabilitation plan under ERISA Section 305(e); (g) the adoption by a Multiemployer Plan of any plan rule creating employer liability that is in addition to collectively bargained contributions or withdrawal liability; (h) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (i) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) notice received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA and subject thereto; (k) the failure of the Borrower or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (l) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (m) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (n) the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Section 431 or 432 of the Code; (o) the failure by the Borrower or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (p) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA with respect to any Pension Plan; or (q) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Affiliates.
“Erroneous Payment” has the meaning specified in Section 9.10(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement, dated as of November 14, 2022, as amended, supplemented or otherwise modified from time to time, by and among the Borrower, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as set forth on the Federal Reserve Bank of New York’s website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Fiscal Quarter” means a calendar quarter of a Fiscal Year.
“Fiscal Year” means the Fiscal Year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year or such other date which the Borrower notifies the Lenders or the Administrative Agent, as applicable.
“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) and with respect to Daily Simple SOFR, a rate of interest equal to 1.50% per annum.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States (other than any governmental arrangement).
“FRB” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that, to the extent that any recourse with respect to such Indebtedness or other obligation is limited solely to such assets, the amount of such Guarantee for purposes of this clause (b) shall be equal to the lesser of (i) the amount determined by the penultimate sentence of this definition and (ii) the net book value of such assets encumbered thereby; provided, however, that the term “Guarantee” shall not include (x) any product or service warranties or indemnities extended in the ordinary course of business, (y) endorsements for collection or deposit in the ordinary course of business, or (z) limited recourse guarantees related only to bad acts and not to asset performance. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Holding Company Transaction” means a transaction involving the Equity Interests of the Borrower being exchanged or otherwise transferred for Equity Interests in a newly formed holding company of the Borrower, resulting in such newly formed holding company being the direct parent of the Borrower and the ultimate equity owners of the Borrower being direct equityholders of such newly formed holding company or its direct or indirect parent; provided that such newly formed holding company does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than 100% of the Equity Interests of the Borrower) or engage in any operations or business, other than (a) the ownership of the Borrower, (b) the maintenance of its corporate existence, (c) liabilities incidental to the conduct of its business as a holding company, (d) the sale and issuance of Equity Interests and the maintenance and investment of any proceeds thereof, and the incurrence of any liabilities, costs and expenses reasonably related thereto, whether or not such issuance of Equity Interests is consummated, (e) the imposition of Liens permitted under Section 7.02, (f) opening and maintaining bank and deposit accounts, (g) providing Guarantees for the benefit of the Borrower or any of its Subsidiaries to the extent such Person is otherwise permitted to enter into the transaction under this Agreement (including Guarantees of lease obligations), (h) participating in tax, accounting and other administrative matters as a member of a consolidated group with the Borrower, (i) activities incidental to the business or activities described in the foregoing clauses (a) through (h), and (j) receiving and distributing dividends, distributions and payments to such holding company.
“Illegality Notice” has the meaning specified in Section 3.04.
“Incremental Assumption Agreement” means an agreement establishing an Incremental Loan and/or Incremental Commitment among the Borrower and one or more Incremental Lenders.
“Incremental Commitment” means the commitment of any Lender, established pursuant to Section 2.12, to make an Incremental Loan to the Borrower.
“Incremental Facility” means any facility consisting of Incremental Commitments and all Borrowings thereunder.
“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Incremental Loan.
“Incremental Loan” means a term loan made by one or more Lenders to the Borrower pursuant to Section 2.12.
“Indebtedness” means, of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services including earnout obligations to the extent such obligations are due and payable, (c) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under Capital Leases of such Person, (f) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person and all Disqualified Equity Interests, (h) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (i) all obligations (netted, to the extent provided for therein) of such Person in respect of Swap Contracts (including obligations and liabilities arising in connection with or as a result of early or premature termination of a Swap Contract, whether or not occurring as a result of a default thereunder), (j) all obligations of such Person under or in respect of a synthetic lease, Tax retention operating lease, off-balance sheet loan or other off-balance sheet financing product, (k) Indebtedness of any partnership or unincorporated joint venture in which such Person is the general partner or a joint venturer, as applicable (except to the extent such Person’s liability for such Indebtedness is otherwise limited), and (l) all Guarantees of such Person in respect of the foregoing. The Indebtedness of a Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise included in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Financial Statements” means, collectively, (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended December 31, 2024 and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended June 30, 2025, in each case, prepared in conformity with GAAP.
“Insurance Premium Indebtedness” means Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business.
“Interest Payment Date” means (i) the last Business Day of each Fiscal Quarter after the Closing Date and (ii) the Maturity Date.
“IRS” means the United States Internal Revenue Service or any successor agency.
“Laws” means, collectively, all international, foreign, federal, state and local laws, constitutions, statutes, treaties, conventions, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable orders, rulings, decrees, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and permitted assigns, and each Incremental Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender as a Lender may from time to time notify the Borrower and, if applicable, the Administrative Agent.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) total consolidated indebtedness for the Borrower and its Subsidiaries (other than (i) any non-recourse securitization indebtedness, Non-Recourse Warehouse Indebtedness, Payment Dependent Notes and other non-credit recourse indebtedness, in each case (except for Payment Dependent Notes) incurred under or in connection with an SPV Transaction and (ii) any Qualified Subordinated Indebtedness) to (b) Tangible Net Worth for the Borrower and its Subsidiaries on a consolidated basis. For the avoidance of doubt, amounts payable to investors which primarily represents the obligation to investors related to cash held in an account for the benefit of investors and payments-in-process received from borrowers is not considered indebtedness for purposes of this definition.
“Lien” means (a) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and (b) in the case of securities or Equity Interests, any purchase option, call or similar right of a third party with respect to such securities or Equity Interests.
“Loan” means, for any Lender, each Loan made by such Lender under Section 2.01(a) in an original aggregate principal amount not to exceed such Lender’s Commitment, and any Incremental Loan. “Loans” means the aggregate amount of all such Loans made by all Lenders.
“Loan Documents” means this Agreement, the Notes and each other agreement, instrument or document executed at any time in connection with this Agreement or otherwise evidencing or securing any Loan or any other Obligation.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means any material adverse condition or material adverse change in or materially adversely affecting (i) the business, assets, or financial condition of the Borrower, (ii) the ability of the Borrower to perform its obligations, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, including the legality, validity, binding effect or enforceability of any of the Loan Documents.
“Material Contract” means, with respect to any Person, each contract or other agreement, the termination or breach of which would reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” means any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) of the Borrower having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount. For the avoidance of doubt, “Material Indebtedness” shall not include non-recourse securitization Indebtedness, Non-Recourse Warehouse Indebtedness and Payment Dependent Notes, and other non-credit recourse Indebtedness, in each case (except for Payment Dependent Notes) incurred under or in connection with an SPV Transaction, but shall include obligations under “bad acts” guarantees of the Borrower in respect thereof.

“Maturity Date” means the date that is five years from the Closing Date; provided that if such date is not a Business Day, then the “Maturity Date” shall be the next succeeding Business Day.
“Maximum Rate” has the meaning ascribed to such term in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) or 4001(a)(3) of ERISA and to which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions, or has any liability.
“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report in a form customarily prepared by the Borrower describing the operations of the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.
“Net Liquidity” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of any date of determination, the sum of Cash, Cash Equivalents and Available for Sale Investments that are not Restricted.
“Non-Recourse Warehouse Indebtedness” means warehouse indebtedness that is either non-recourse or limited recourse to the Borrower; provided that if limited recourse in nature, such indebtedness may only relate to bad acts and not to asset performance.
“Note” has the meaning specified in Section 2.07.
“Obligations” means all present and future advances to, and debts, principal, interest, premiums (including any Prepayment Premium), fees, liabilities, obligations, covenants and duties of, the Borrower arising under or in connection with this Agreement or any other Loan Document, or otherwise with respect to any Loan, in each case, payable in accordance with the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Article VIII, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, premiums (including any Prepayment Premium) and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Product Partner Account” means any deposit account or other account required to be maintained by the applicable product partner in connection with the credit card and home equity products of the Borrower and its Subsidiaries, or such other additional products of the Borrower and its Subsidiaries as may be developed from time to time.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).
“Parent Guarantor” means any Person that becomes the direct parent of the Borrower as a result of a Holding Company Transaction or a Qualified Public Offering Reorganization Transaction and that has executed and delivered a guaranty agreement in favor of the Lenders or the Administrative Agent for the benefit of the Lenders, as applicable.
“Participation Register” has the meaning ascribed to such term in Section 10.06(d).
“Patriot Act” has the meaning ascribed to such term in Section 10.16.
“Payment Dependent Notes” means notes issued pursuant to any registration statement filed with the SEC, and management rights referred to in such registration statements issued by the Borrower and attached to and inseparable from each such note; provided that such notes (i) are offered to retail investors, (ii) shall be non-credit recourse to the Borrower, and (iii) shall not be secured by any assets other than (x) consumer financial products and related assets in respect of which such notes are issued, (y) the accounts in which payments for such consumer financial products and related assets are held, and (z) other assets of similar scope to the collateral securing the Payment Dependent Notes as of the Closing Date.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that (i) is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code and (ii) is sponsored or maintained by the Borrower or any of its ERISA Affiliates or to which the Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Permit” means any permit, license, certificate, approval, consent, clearance, notification, waiver, certification, registration, franchise, accreditation, qualification or authorization issued or granted by any Governmental Authority or pursuant to any applicable Law.
“Permitted Holders” means the Persons set forth on Schedule 1.01(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) in respect of which the Borrower or any of its ERISA Affiliates is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has any liability.
“Platform” shall have the meaning specified in Section 10.02(b).
“Prepayment Premium” means (a) prior to the first anniversary of the Closing Date, two percent (2.00%) of the principal amount of the Loans so repaid, prepaid or that have become or are declared accelerated pursuant to Article VIII or otherwise, and (b) on or after the first anniversary of the Closing Date, zero.
“Prepayment Premium Event” means a voluntary repayment, prepayment or redemption, or an acceleration, of Loans or the Loans becoming due and payable pursuant to this Agreement; provided that a repayment, prepayment or redemption of Loans in connection with a Change of Control shall not constitute a Prepayment Premium Event.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Lenders or, if applicable, Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Required Lenders or, if applicable, the Administrative Agent).
“Properly Contested” means, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (b) such Person has established appropriate reserves as shall be required in conformity with GAAP, and (c) the non-payment of such Indebtedness or Taxes would not reasonably be expected to have a Material Adverse Effect.
“Public Lender” shall have the meaning specified in Section 10.02(b).
“Public Listco” means a Person formed in contemplation of a Qualified Public Offering to become the issuer of Equity Interests in such Qualified Public Offering.
“Qualified Public Offering” means any transaction or series of transactions that results in any common Equity Interests of the Borrower or any direct or indirect parent of the Borrower being publicly traded on any United States national securities exchange.
“Qualified Public Offering Reorganization Transactions” means, collectively, transactions taken in connection with and reasonably related to consummating a Qualified Public Offering, including (a) the formation of a Public Listco and the issuance by the Borrower of its Equity Interests to such Public Listco, (b) the entry into, and performance of, (i) a reorganization agreement among the Borrower and any Public Listco implementing Qualified Public Offering Reorganization Transactions, and (ii) customary underwriting agreements in connection with a Qualified Public Offering, and (c) the issuance of Equity Interests of a Public Listco to holders of Equity Interests of the Borrower in connection with any Qualified Public Offering Reorganization Transactions; provided that (A) the Borrower shall have provided the Lenders or, if applicable, the Administrative Agent with not less than ten (10) days prior written notice of any such Qualified Public Offering Reorganization Transactions and (B) the Borrower shall have provided the Lenders or, if applicable, the Administrative Agent with all such information and documents reasonably requested by the Required Lenders or the Administrative Agent (acting at the direction of the Required Lenders) in connection with such Qualified Public Offering Reorganization Transactions.
“Qualified Subordinated Indebtedness” means any Subordinated Indebtedness that (a) has a scheduled maturity date occurring after the Maturity Date and (b) does not contain covenants that are more restrictive to the Borrower than the covenants set forth in this Agreement.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and sub-advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means, with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived pursuant to PBGC regulations.
“Required Lenders” means, at any time, Lenders holding Loans outstanding representing in the aggregate more than 50% of the aggregate outstanding principal amount of the Loans. The Loans of any Defaulting Lender shall be disregarded in determining the Required Lenders at any such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority
“Responsible Officer” means the chief executive officer, president, chief financial officer, chief compliance officer, general counsel or secretary of the Borrower or any other officer of the Borrower designated as a “Responsible Officer” of the Borrower for purposes of the Loan Documents by the Borrower in writing to the Lenders or the Administrative Agent, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Restricted” means, with respect to Cash, Cash Equivalents and Available for Sale Investments, such that are (i) listed as “restricted” (or any like caption) on the balance sheet of the Borrower and its Subsidiaries or (ii) pledged as collateral or subject to any control agreement or preferential arrangement in favor of any Person; provided that Cash, Cash Equivalents and Available for Sale Investments held by SPV Entities that are Restricted as of the last day of any Fiscal Quarter but will be released to the Borrower during the succeeding Fiscal Quarter (after giving effect to the satisfaction of any payment priorities of the

SPV Entities) in the ordinary course of business will be deemed not to be Restricted as of the applicable quarter-end date of determination.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanctioned Country” means any country or territory that is itself the subject of comprehensive Sanctions (currently, Crimea, Cuba, Iran, North Korea and the so-called Donetsk People’s Republic and Luhansk People’s Republic).
“Sanctioned Person” means, at any time, any Person that is (a) the target of Sanctions, including any Person listed or otherwise designated on the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, or any other Sanctions-related list maintained by a Sanctions authority, (b) any Person that is organized, located or resident in a Sanctioned Country, and/or (c) any Person that is owned 50% or more or controlled (as defined by the relevant Sanctions program) by one or more of the Persons described in clauses (a) and/or (b).
“Sanctions” means any economic, financial or trade sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, and the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union, and (d) the United Kingdom, including with respect to clause (a), with the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions program.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitizable Assets” means loans, notes, receivables, retail installment sales contracts, leases, leased vehicles, cash deposited into reserve and other similar accounts and other assets arising from financial services, in each case which the Borrower or any of its Subsidiaries or originating bank partners provides, originates or acquires, other related assets, the records relating thereto, the proceeds, rights and benefits thereunder, including with respect to any ownership or security interests in the related vehicles, and any residual or beneficial interests therein or indebtedness secured thereby (including any residual or other ownership interest in, or asset-backed security issued by, an SPV Entity).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Loan” means any Loan bearing interest at a rate based on Daily Simple SOFR.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Event of Default” means any Event of Default under Section 8.01(a) or 8.01(f).
“SPV Entity” means any entity that meets (and only for so long that it meets) the following requirements: (i) it is a direct or indirect Subsidiary of the Borrower and (ii) it is a special purpose, bankruptcy remote vehicle that does not engage in any business except that it borrows, funds or incurs other Indebtedness or issues securities in, or exists primarily to facilitate, one or more SPV Transactions. As of the Closing Date, Prosper Marketplace Issuance Trust, Series 2023-1, Prosper Marketplace Issuance Trust, Series 2024-1, Prosper Credit Card 2024-1 Issuer LLC and Prosper Depositor LLC are SPV Entities.
“SPV Transaction” means (i) any purchase, sale, pledge or financing of Securitizable Assets, including, but not limited to, warehouse and other term or revolving financings (including Non-Recourse Warehouse Indebtedness), securitizations and financing arrangements in the form of repurchase agreements, or (ii) any sale of Securitizable Assets to any third-party, and any agreements, indentures, credit agreements, note purchase agreements, pledges, certificates and other documents relating thereto, in each case, which are non-credit recourse to the Borrower.
“Subordinated Indebtedness” means Indebtedness that is subordinated in right of payment to the Obligations on terms reasonably acceptable to the Required Lenders.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which at least a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Tangible Net Worth” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of any date of determination, (a) the sum of (i) convertible preferred stock, (ii) total stockholders’ deficit, and (iii) convertible preferred stock warrant liability, less (b) the sum of (i) goodwill and (ii) intangible assets. For the avoidance of doubt, Tangible Net Worth shall not include the Borrower’s equity position in any SPV Entity to the extent the applicable Indebtedness under the SPV Transaction for which such SPV Entity is the obligor has been accelerated.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Date” has the meaning specified in Section 8.04(a).
“Threshold Amount” means $[***].
“Type” when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “rate” shall include Daily Simple SOFR and the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(c).
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Withholding Agent” means the Borrower and, if applicable, the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02.Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein or in any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03.Accounting Terms.
Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
1.04.Rounding.
    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05.Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to New York time (Eastern daylight or standard, as applicable).
1.06.Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.07.Changes in GAAP.
If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lenders and, if applicable, the Administrative Agent a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, this Section 1.07 shall not require the Borrower to modify its financial statements or financial reporting (or to negotiate with the Lenders regarding any such modifications).
1.08.Interest Rates.
    None of the Lenders or, if applicable, the Administrative Agent warrants or accepts responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lenders or, if applicable, the Administrative Agent, their respective affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lenders or, if applicable, the Administrative Agent may select information sources or services in their reasonable discretion to ascertain ABR or the Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
THE LOANS
2.01.The Loans.
(a)Subject to the terms and conditions set forth herein, each Lender severally but not jointly agrees to make its portion of the Loans to the Borrower in a single advance in Dollars on the Closing Date in an amount equal to such Lender’s Commitment. The Commitment of each Lender to fund the Loans shall expire upon the funding by the Lenders of the Loans on the Closing Date.
(b)Once repaid, whether such repayment is voluntary or required, the Loans may not be reborrowed.
2.02.Borrowing of the Loans.
(a)The Borrowing of the Loans shall be made upon the Borrower’s delivery of a Borrowing Request to the Lenders and, if applicable, the Administrative Agent in substantially the form of Exhibit B. Such Borrowing Request must be received by the Lenders and, if applicable, the Administrative Agent not later than 2:00 p.m. at least three (3) Business Days (or such later time as the Required Lenders and, if applicable, the Administrative Agent agree in their sole discretion) prior to the Closing Date. The Borrowing Request shall specify (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed (which shall be the entire amount of the Commitments), (iii) whether such Loans shall consist of ABR Loans and/or SOFR Loans, and (iv) wire instructions of the accounts to which funds are to be disbursed (or have a flow of funds or direction letter attached thereto directing the delivery of the funds). The Loan made on the Closing Date shall be a SOFR Loan.
(b)In the case of each borrowing of Loans, each applicable Lender shall make the amount of its Loan available to the Borrower in immediately available funds by wire transfer to the Borrower not later than 12:00 p.m. on the Business Day specified in the applicable Borrowing Request.
2.03.Voluntary Prepayments
(a)Subject to the Prepayment Premium, the Borrower may, upon written notice to the Lenders or, if applicable, the Administrative Agent, voluntarily prepay any Loans in whole or in part without premium or penalty (except as expressly set forth in this Section 2.03); provided that (1) such written notice must be received by the Lenders or, if applicable, the Administrative Agent not later than 2:00 p.m. ten (10) Business Days prior to any date of prepayment of Loans and (2) any prepayment of Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to clause (b) below.
(b)Notwithstanding anything to the contrary contained in this Agreement, (x) upon each prepayment in connection with a Prepayment Premium Event, such prepayment shall be accompanied by, and there shall become due and payable automatically upon such event, an early prepayment premium payable in cash on the principal amount so prepaid, repaid or redeemed, in an amount equal to the Prepayment Premium, calculated on the aggregate principal amount of the Loans so prepaid or repaid, together with all accrued and unpaid interest on the amount being prepaid or repaid, and (y) each repayment of, or redemption or distribution in respect of, the principal amount of the Loans after acceleration thereof pursuant to Section 8.02 (including automatically as a result of any bankruptcy or insolvency proceeding), shall be accompanied by, and there shall become due and payable automatically upon acceleration, a payment premium payable in cash on the principal amount so repaid, redeemed or distributed or on the principal amount that has become or is declared accelerated pursuant to Section 8.02 (including automatically as a result of any bankruptcy or insolvency proceeding), in an amount equal to the Prepayment Premium, calculated on the aggregate principal amount of the Loans so repaid, redeemed, distributed or accelerated, together with all accrued and unpaid interest on such Loans.
2.04.Repayment of Loans.
The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date together with all accrued and unpaid interest thereon and any outstanding fees, if any, in each case, payable in accordance with the Loan Documents.
2.05.Interest
(a)Subject to the provisions of Section 2.05(b) and (c) and Section 2.14, (i) the SOFR Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of (x) Daily Simple SOFR plus (y) the Applicable Margin and (ii) the ABR Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of (x) the Alternate Base Rate plus (y) the Applicable Margin.
(b)If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, the Borrower shall pay interest in cash upon demand of the Required Lenders on the outstanding Obligations hereunder at the Default Rate (which, for the avoidance of doubt, will be instead of the interest rate otherwise applicable pursuant to Section 2.05(a)) to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts shall be due and payable in cash upon demand of the Required Lenders.
(c)Accrued and unpaid interest on each Loan shall be due and payable in arrears on each Interest Payment Date (provided that (i) accrued and unpaid interest shall be payable upon demand in accordance with clause (b) of this Section 2.05) and (ii) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or pre-payment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)In connection with the use or administration of Daily Simple SOFR, the Required Lenders or, if applicable, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR.

2.06.Computation of Interest and Fees.
All computations of interest and fees for the Loans shall be made on the basis of a 365-day year (or 366 days in a leap year) and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.08(a), bear interest for one day. Each determination by the Administrative Agent or the Required Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.07.Evidence of Debt
The Loans made by each Lender shall be evidenced by one or more accounts or records (including the Register maintained pursuant to Section 10.06(c)) maintained by such Lender and, if applicable, by the Administrative Agent in the ordinary course of business. Such accounts or records maintained by each Lender and, if applicable, the Administrative Agent shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in the accounts or records shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount actually owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. For the avoidance of doubt, this Agreement is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably acceptable to the Borrower and the Required Lenders (a “Note”). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.
2.08.Payments Generally; Administrative Agent’s Clawback
(a)General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lenders or, to the extent an Administrative Agent has been appointed hereunder, the Administrative Agent, for the account of the respective Lenders to which such payment is owed, by wire transfer to the Lenders or, if applicable, the Administrative Agent’s Account, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Lenders or, if applicable, the Administrative Agent after 2:00 p.m. may, at the sole discretion of the Lenders or, if applicable, the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall have no obligation to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.08(b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Lenders or, if applicable, the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as provided in Section 8.03.
2.09.Sharing of Payments by Lenders
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) if applicable, notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.09 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.09 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.10.[Reserved].

2.11.Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.11 so long as such Lender is a Defaulting Lender.
(b)Amounts received in respect of principal of Loans shall be applied to reduce such Loans of each Lender (other than any Defaulting Lender) in accordance with the Applicable Percentages of such Lender; provided that the Borrower or, if applicable, the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Borrower or, if applicable, the Administrative Agent. The Borrower or, if applicable, the Administrative Agent may hold the amount of such payments received or retained by it for the account of such Defaulting Lender.
(c)A Defaulting Lender shall not be entitled to give instructions to the Borrower or, if applicable, the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents, and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall not be deemed to be a Lender or to have any outstanding Loans; provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clause (i) or clause (ii) of Section 10.01(a).
(d)Other than as expressly set forth in this Section 2.11, the rights and obligations of a Defaulting Lender (including, if applicable, the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.11 shall be deemed to (i) release a Defaulting Lender from its obligations under this Agreement and the other Loan Documents, (ii) alter the obligations of a Defaulting Lender under this Agreement and the other Loan Documents, (iii) operate as a waiver of any default by a Defaulting Lender hereunder, or (iv) prejudice any rights which the Borrower, any Lender or, if applicable, the Administrative Agent may have against a Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)If the Borrower or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Borrower or, if applicable, the Adminsitrative Agent will so notify the parties hereto.
2.12.Incremental Loan.
(a)After the Closing Date has occurred, the Borrower may, on a single occasion, following written notice to the Lenders and, if applicable, the Administrative Agent, request an Incremental Commitment in an aggregate amount not to exceed $[***] from one or more Incremental Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Commitment in their sole discretion. Such notice shall set forth the amount of the Incremental Commitment being requested. The Incremental Lenders and the Borrower shall determine the effective date for such Incremental Facility and, if applicable, the final allocation of such Incremental Commitments among the Incremental Lenders; provided that such date shall be a Business Day at least thirty (30) days after delivery of the request for such Incremental Facility (or such shorter period approved by the Required Lenders or, if applicable, the Administrative Agent) and at least ninety (90) days prior to the Maturity Date. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide any Incremental Commitment pursuant to this Section 2.12 and any election to do so shall be in the sole discretion of such Lender.
(b)The Borrower and each Incremental Lender shall execute and deliver an Incremental Assumption Agreement and such other documentation as the Incremental Lenders and, if applicable, the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental

Lender. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Incremental Commitment evidenced thereby as provided for in Section 10.01.
(c)The effectiveness of any Incremental Commitment and the making of any Incremental Loan shall be subject to (i) the absence of any Default or Event of Default that has occurred and is continuing, (ii) compliance with the covenants in Sections 7.01(a), 7.01(b) and 7.01(c) on a pro forma basis after giving effect to such Incremental Commitment and Incremental Loan, (iii) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of the Incremental Assumption Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, and (iv) satisfaction of each of the other conditions set forth in Section 4.02.
2.13.Conversions.
Subject to the other requirements of this paragraph, the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $500,000 (or, if such Borrowing is less, the entire remaining applicable amount at such time) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type; provided that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than $1,000,000 and (ii) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the conversion and the Required Lenders have determined in their sole discretion by written notice to the Borrower not to permit such conversion. Each such conversion shall be effected by the Borrower by giving the Lenders or, if applicable, the Administrative Agent prior to 2:00 p.m. at least three (3) Business Days’ prior written notice, in the case of a conversion to SOFR Loans (substantially in the form of Exhibit E) specifying the Loans to be so converted and the Type of Loans to be converted. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion affecting any of its Loans. If any Event of Default is in existence at the time any SOFR Borrowing is outstanding, the Required Lenders may, in their sole discretion by written notice to the Borrower, require all SOFR Loans to be automatically converted to ABR Loans upon delivery of such notice. Notwithstanding anything to the contrary herein, the Borrower shall not have the right to convert SOFR Loans to ABR Loans except (i) during a Benchmark Unavailability Period pursuant to Section 2.14, (ii) upon receipt of an Illegality Notice pursuant to Section 3.04, or (iii) if otherwise agreed in writing by the Required Lenders and, if applicable, the Administrative Agent.
2.14.Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Required Lenders or, if applicable, the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Lenders or, if applicable, the Administrative Agent have not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that if the Administrative Agent and the Borrower each determine in good faith that the Benchmark Replacement is the prevailing market standard for Dollar-denominated syndicated loans of a similar type, no Required Lender consent shall be required.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Required Lenders or, if applicable, the

Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders or, if applicable, the Administrative Agent in their reasonable discretion, or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing, or any request for conversion to SOFR Loans, to be made or converted during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a borrowing of or conversion to a SOFR Loan into a request for a borrowing of or conversion to an ABR Loan. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Daily Simple SOFR, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any SOFR Loan shall on the next Business Day convert to, and shall constitute, an ABR Loan.

(f)Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, from time to time if the Borrower and the Required Lenders or, if applicable, the Administrative Agent reasonably determine in good faith that a comparable successor rate to Daily Simple SOFR (or a successor to such successor rate) becomes available for Dollar-denominated syndicated similar types of loans, then the Borrower and the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders) may amend this Agreement and the other Loan Documents without the consent of any Lender to replace Daily Simple SOFR or any successor rate with the applicable successor rate to it pursuant to generally accepted then prevailing market convention as determined by the Borrower in good faith and to make such other conforming changes to this Agreement and the other Loan Documents in connection therewith, including any necessary spread adjustment that is generally accepted as the then prevailing market convention determined by the Borrower in good faith. In addition, from time to time, if the Borrower and the Required Lenders determine that the circumstances described above arise, then, the Borrower and the Required Lenders may enter into an amendment to this Agreement to implement the changes described above and to make such other conforming changes to this Agreement and the other Loan Documents in connection therewith, in each case, so long as such rate is reasonably practicable for the Administrative Agent to administer.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Required Lenders or, if applicable, the Administrative Agent timely reimburse them for the payment of, any Other Taxes.
(c)Tax Indemnification.
(i)The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with, if applicable, a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participation Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Lenders or, if applicable, the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders or, if applicable, the Administrative Agent.
(e)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and, if applicable, the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and, if applicable, the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and, if applicable, the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(a)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(b)executed copies of IRS Form W-8ECI;
(c)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(d)(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and, if applicable, the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and, if applicable, the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and, if applicable, the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(h)Tax Status of Borrower. The Borrower is currently treated as a corporation for U.S. federal income tax purposes.
3.02.Increased Costs.
(a)If any Change in Law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, and in any such event, such Lender shall promptly give written notice to the Borrower and, if applicable, the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender (with, if applicable, a copy to the Administrative Agent) shall, absent manifest error, be final and conclusive and binding on all the parties hereto).
(b)If any Lender determines that after the date of this Agreement the introduction of or any change in any applicable Law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the National Association of Insurance Commissioners or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 3.02(b) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.02(b), will give prompt written notice thereof to the Borrower (with, if applicable, a copy to the Administrative Agent), which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.02(b) upon the subsequent receipt of such notice.
(c)With respect to any Lender’s claim for compensation under this Section 3.02, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
3.03.Designation of a Different Lending Office.
If any Lender requests compensation under Section 3.02, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.04.Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest based upon SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent, if applicable) (an “Illegality Notice”), any obligation of the affected Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, until each such affected Lender notifies the Borrower and, if applicable, the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent, if applicable), prepay or, if applicable, convert all SOFR Loans to ABR Loans, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.05.Survival.
All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder, subject to the limitations contained in this Article III.

ARTICLE IV
CONDITIONS PRECEDENT
4.01.Conditions to the Closing Date.
The effectiveness of this Agreement on the Closing Date shall be subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:
(a)Credit Agreement. Receipt by the Lenders of executed counterparts of this Agreement, properly executed by a Responsible Officer of the Borrower and each Lender.
(b)Other Loan Documents. Receipt by the Lenders of executed counterparts of the other Loan Documents, each properly executed by a Responsible Officer of the Borrower.
(c)Organization Documents, Resolutions. Receipt by the Lenders of the following, in form and substance reasonably satisfactory to the Required Lenders:
(i)copies of the Organization Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by an officer of the Borrower to be true and correct as of the Closing Date;
(ii)such copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents; and
(iii)such documents and certifications as the Lenders may reasonably require to evidence that the Borrower (A) is duly organized or formed and (B) is validly existing, in good standing and qualified to engage in business in its state of organization or formation and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business otherwise requires such qualification or license, except, in each such case referred to in this clause (B), to the extent failure to be so qualified in any such jurisdiction would not reasonably be expected to have a Material Adverse Effect.
(d)Financial Statements. Receipt by the Lenders of the Initial Financial Statements.
(e)Opinions of Counsel. Receipt by the Lenders of opinions of Orrick, Herrington & Sutcliffe LLP in form and substance reasonably satisfactory to the Required Lenders and covering such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Required Lenders may reasonably require, addressed to each Lender.
(f)Fees. Receipt by the Lenders of any fees and expenses required by the Loan Documents to be paid on the Closing Date.
(g)KYC / Patriot Act. Receipt by the Lenders, not less than three (3) Business Days prior to the Closing Date, all documentation, to include a duly executed IRS Form W-9 or such other applicable IRS Form, and other information that may be reasonably requested by the Lenders, and is requested at least seven (7) Business Days prior to the Closing Date, in connection with Sanctions, including applicable “know your customer” requirements, the Patriot Act and the Beneficial Ownership Regulation.
(h)Responsible Officer Certificate. Receipt by the Lenders of a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Required Lenders, certifying compliance with the conditions precedent set forth in Sections 4.01(i), (j), (k) and (l).
(i)Accuracy of Representations and Warranties. The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.
(j)No Default. No Default or Event of Default shall exist, or would result from the making of such Loans or from the application of the proceeds thereof.
(k)Minimum Net Liquidity. After giving effect to the Borrowing of the Loans on the Closing Date and the other transactions contemplated to occur on the Closing Date, Net Liquidity shall not be less than $[***].
(l)No Litigation. There shall be no (i) material litigation pending, or to the Borrower's knowledge threatened in writing, against or affecting the Borrower or any Subsidiary, or (ii) injunction or other form of restraining order, which in either case restrains or restricts or seeks to restrain or restrict the closing of this Agreement or the making of the Loan.
(m)[Reserved].
(n)Borrowing Request. Receipt by the Lenders of a Borrowing Request in accordance with the requirements hereof.
(o)Closing Date Refinancing. Receipt by the Lenders of evidence reasonably satisfactory to them, in the form of a payoff letter, that the Existing Credit Agreement will be terminated and the Indebtedness thereunder will be repaid in full concurrently with the funding of the Loans on the Closing Date, and all Liens securing such Indebtedness will be released in connection therewith.
(p)Solvency Certificate. Receipt by the Lenders of a certificate, in form and substance reasonably satisfactory to the Required Lenders and their legal counsel, signed by the Chief Financial Officer of the Borrower, certifying in his or her capacity as Chief Financial Officer and not in his or her individual capacity, that after giving effect to the Borrowing of the Loans on the Closing Date and the other transactions contemplated by this Agreement and the other Loan Documents, the Borrower and its respective Subsidiaries on a consolidated basis will be Solvent.
(q)[Reserved].
(r)Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of Eversheds Sutherland (US) LLP, as counsel to the Lenders, in an amount not to exceed $200,000.
(s)Lien Searches. Receipt by the Lenders of (i) Uniform Commercial Code filings in the jurisdiction of formation of the Borrower, copies of the financing statements on file in such jurisdiction and evidence that no Liens exist other than Liens permitted under Section 7.02 or Liens that shall be terminated on the Closing Date in connection with the payoff of the obligations under the Existing Credit Agreement; and (ii) tax and judgment lien searches, each of a recent date, listing all effective lien notices or comparable documents that name the Borrower as debtor and that are filed in the state, county or other jurisdictions reasonably requested by the Required Lenders.
(t)Material Adverse Effect. There shall not have occurred since December 31, 2024, any Material Adverse Effect; provided that the Disclosed Matters shall be disregarded for purposes of this condition.
(u)Consents. The Lenders shall have received copies of any and all consents necessary, if any, to permit the effectuation by the Borrower of the transactions contemplated by this Agreement and the other Loan Documents.

4.02.Conditions to Funding of any Incremental Loan.
The obligations of each Lender to make any Incremental Loan shall be subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:
(a)Borrowing Request. Receipt by the Incremental Lenders and, if applicable, the Administrative Agent of a Borrowing Request in accordance with the requirements hereof.
(b)Responsible Officer Certificate. Receipt by the Incremental Lenders and, if applicable, the Administrative Agent of a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Incremental Lenders, certifying compliance with the conditions precedent set forth in Sections 2.12(c) and 4.02(c).
(c)Material Adverse Effect. There shall not have occurred since the date of the most recent audited financial statements delivered pursuant to Section 6.01(a), any Material Adverse Effect; provided that the Disclosed Matters shall be disregarded for purposes of this condition.
(d)Opinion of Counsel to Borrower. If reasonably requested by the Incremental Lenders, the Incremental Lenders and, if applicable, the Administrative Agent shall have received an opinion of counsel to the Borrower, addressed to the Incremental Lenders and, if applicable, the Administrative Agent and dated the effective date of the Incremental Loan, in form and substance reasonably satisfactory to the Incremental Lenders and, if applicable, the Administrative Agent.
(e)Other Documents. The Administrative Agent, if applicable, shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders and, if applicable, the Administrative Agent, on the Closing Date and at such other times (if any) that the representations and warranties in this Article V are expressly made, that the following are true and correct:
5.01.Existence, Qualification and Power.
The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own and operate its assets, to lease or sublease its assets and to carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, and (c) is duly qualified and is licensed and in good standing under the Laws of each material jurisdiction, where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except with respect to clauses (b)(i) and (c), to the extent the failure thereof would not reasonably be expected to result in a Material Adverse Effect. There is no existing default or event of default under the Borrower’s Organization Documents.
5.02.Authorization; No Contravention.
The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary company or other organizational action and do not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law (including Regulation U or Regulation X issued by the FRB), except, in each case referred to in clauses (b) and (c), to the extent that such violation would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.03.Governmental Authorization; Other Consents.
No Permit, approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document other than: (a) those that have already been obtained and are in full force and effect and (b) actions necessary to comply with the Loan Documents on or after the Closing Date.
5.04.Binding Effect.
Each Loan Document has been duly executed and delivered by the Borrower. Each Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.05.Financial Statements.
(a)The Initial Financial Statements (i) were prepared in conformity with GAAP in all material respects for the periods covered thereby; and (ii) fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries on a consolidated basis as of the dates thereof and their results of operations for the periods covered thereby, in each case, in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes.
(b)The financial statements delivered pursuant to Sections 6.01(a) and (b) have been prepared in conformity with GAAP throughout the periods covered thereby and, except as may otherwise be permitted under Sections 6.01(a) and (b), fairly present, in all material respects (on the basis disclosed in the footnotes to such financial statements for the audited financials), the consolidated financial position of the Borrower and its Subsidiaries on a consolidated basis and the results of their operations and cash flows as of the dates thereof and for the periods covered thereby.
5.06.Litigation.
There are no actions, suits, proceedings, claims, disputes, charges or investigations pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that: (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the other transactions contemplated hereby or thereby, or (b) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the Disclosed Matters shall be disregarded for purposes of this representation.
5.07.No Default.
No Default or Event of Default has occurred and is continuing.
5.08.Taxes.
The Borrower has timely filed or caused to be timely filed (taking into account any available extensions), with the appropriate Governmental Authorities and in the appropriate jurisdictions, all material U.S. federal, state, local and non-U.S. Tax returns and reports required to be filed, and has timely paid, prior to the date on which any liability may be added thereto for nonpayment thereof, all material U.S. federal, state, local and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being Properly Contested. All such returns and reports are true, correct, and complete in all material respects. No such material Tax return or report is under audit or examination by any Governmental Authority and no notice of such a Tax audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority in writing.
5.09.ERISA Compliance.
(a)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or the prototype plan sponsor has received such a letter from the IRS) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.
(b)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) there are no pending or, to the knowledge of the Borrower, after due inquiry, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, and (iii) except to the extent required under Section 4980B of the Internal Revenue Code or similar state Laws or severance arrangements entered into in the ordinary course of business, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates.
(c)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) neither the Borrower nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (iv) neither the Borrower nor any of its ERISA Affiliates has engaged in a transaction subject to Section 4069 or 4212(c) of ERISA.
(d)As of the Closing Date, neither the Borrower nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has any unsatisfied obligation to contribute to, or any liability or obligation under, any active or terminated Pension Plan other than those listed on Schedule 5.10(d).
(e)To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply would not reasonably be expected either individually or in the aggregate, to have a Material Adverse Effect. The Borrower has not incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended Fiscal Year of the Borrower, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
5.10.Margin Regulations; Investment Company Act.
(a)The Borrower is not engaged, or will engage, in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the FRB) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X or any other regulations of the FRB.
(b)The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.11.Disclosure.
The reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to any Lender or, if applicable, the Administrative Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document including the representations and warranties made by the Borrower in this Agreement or another Loan Document (in each case, as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances when made, not materially misleading;

provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and is no guarantee of future performance, it being acknowledged and agreed by the Lenders and, if applicable, the Administrative Agent that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially differ from the projected results.
5.12.Compliance with Laws.
The Borrower and its Subsidiaries (other than SPV Entities) are in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees binding upon it and its properties, except in such instances (x) in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure thereof would not reasonably be expected to have a Material Adverse Effect.
5.13.Solvency.
Immediately after giving effect to the Borrowing of the Loans on the Closing Date and the other transactions contemplated by this Agreement and the other Loan Documents on the Closing Date, the Borrower and its Subsidiaries on a consolidated basis will be Solvent.
5.14.Use of Proceeds.
The Borrower will use the proceeds of the Loans in accordance with Section 6.04.
5.15.Senior Indebtedness.
The Obligations constitute “senior indebtedness” (or any comparable term) under and as defined in the documentation governing any subordinated Indebtedness of the Borrower.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no underlying claim has been asserted), from and after the Closing Date, the Borrower shall:
6.01.Financial Statements
Deliver to the Lenders or, if applicable, the Administrative Agent (for delivery by the Administrative Agent to the Lenders):
(a)not later than one hundred and five (105) days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries on a consolidated basis and the results of their operations and cash flows in conformity with GAAP; and
(b)not later than sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, certified by a Responsible Officer as being fairly stated in all material respects (subject to year-end audit adjustments and the absence of footnotes), and setting forth in comparative form the figures as of the end of and for the corresponding period in the previous year.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01, and clause (a) of Section 6.02, may instead be satisfied with respect to any financial statements of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such clauses and without any requirement to provide notice of such filing to the Administrative Agent or to any Lender; provided that, to the extent such statements are in lieu of statements required to be provided under Section 6.01(a), such statements shall be audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries on a consolidated basis and the results of their operations and cash flows in conformity with GAAP.
6.02.Certificates; Other Information
Deliver to the Lenders or, if applicable, the Administrative Agent (for delivery by the Administrative Agent to the Lenders):
(a)concurrently with the delivery of financial statements pursuant to Sections 6.01(a) and (b), a Narrative Report;
(b)concurrently with the delivery of financial statements pursuant to Sections 6.01(a) and (b), a Compliance Certificate in the form attached hereto as Exhibit C certifying (i) compliance with the financial covenants in Section 7.01 and attaching exhibits showing the calculation thereof and (ii) that to the best of its knowledge, the Borrower has during such period observed or performed all of its respective covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents required to be observed, performed or satisfied by the Borrower, and that a Responsible Officer of the Borrower has obtained no knowledge of any Default or Event of Default, except as specified in such certificate; and
(c)such additional financial and other information as any Lender may from time to time reasonably request.
6.03.Notices.
Promptly, and in any event within five (5) Business Days (other than with respect to (i) Section 6.03(a), which shall be one (1) Business Day with respect to an Event of Default arising under Section 8.01(e) and three (3) Business Days with respect to any other Event of Default or any Default, and (ii) Section 6.03(b), which shall be three (3) Business Days) after a Responsible Officer of the Borrower obtains knowledge thereof, the Borrower shall give notice to the Lenders or, if applicable, the Administrative Agent (which shall notify each Lender) of:
(a)the occurrence of any Default or Event of Default;
(b)other than the Disclosed Matters, the occurrence of any litigation, proceeding or judgment affecting the Borrower that would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, either individually or together with any other ERISA Event, would reasonably be expected to result in a Material Adverse Effect;
(d)subject to disclosure and confidentiality restrictions of applicable Law, notices received by the Borrower from any Governmental Authority alleging a violation of applicable Law that would reasonably be expected to have a Material Adverse Effect;

(e)any amendment to any Organization Document of the Borrower that would reasonably be expected to result in a Material Adverse Effect;
(f)the cancellation or revocation of any Material Contract to which the Borrower or any of its Subsidiaries is a party;
(g)the occurrence of any event of default under any Indebtedness of the Borrower or any of its Subsidiaries, including under any SPV Transaction, that would reasonably be expected to result in a Material Adverse Effect;
(h)the Borrower obtaining knowledge of any errors in financial statements delivered pursuant to Sections 6.01(a) and (b) that would reasonably be expected to result in a Material Adverse Effect; and
(i)the revocation of any material licenses that would reasonably be expected to result in a Material Adverse Effect.
6.04.Use of Proceeds.
Use the proceeds of the Loans (i) to consummate the Closing Date Refinancing, (ii) to pay fees and expenses in connection therewith and with the incurrence of the Loans, and (iii) with respect to any remaining proceeds, for general corporate purposes.
6.05.Compliance with Laws
Comply with the requirements of all applicable Laws and all Permits, orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.06.Parent Guarantor.
In the event that a Holding Company Transaction or a Qualified Public Offering Reorganization Transaction occurs, the Borrower shall cause the newly formed holding company that becomes the direct parent of the Borrower as a result of such transaction to, within thirty (30) days after the consummation of such transaction (or such longer period as the Required Lenders or, if applicable, the Administrative Agent may agree in its sole discretion):
(a)execute and deliver to the Lenders or, if applicable, the Administrative Agent a guaranty agreement pursuant to which the newly formed holding company shall guaranty the Obligations on a senior unsecured basis; and
(b)deliver to the Lenders or, if applicable, the Administrative Agent such corporate resolutions, incumbency certificates, organizational documents, good standing certificates, legal opinions and other documents as the Required Lenders or, if applicable, the Administrative Agent may reasonably request in connection with such guaranty agreement.
6.07.Payment of Taxes.
Except to the extent expressly prohibited by any Loan Document, pay and discharge, in the ordinary course of business, all material Taxes upon the Borrower or its properties or assets, or with respect to which the Borrower has a withholding obligation, unless the same are being Properly Contested by the Borrower.
6.08.Quarterly Call.
At the request of the Required Lenders or, if applicable, the Administrative Agent, not more than once during each Fiscal Quarter, participate (and cause its relevant officers and/or employees with knowledge and oversight of the Disclosed Matters to participate) in a telephone conference call at a date and time mutually agreeable to the Required Lenders (or, if applicable, the Administrative Agent) and the Borrower to discuss any matters related to or arising from the Disclosed Matters.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no underlying claim has been asserted), the Borrower shall not:
7.01.Financial Covenants.
(a)Minimum Tangible Net Worth: Beginning December 31, 2025, permit Tangible Net Worth as at the close of business on the last Business Day of any Fiscal Quarter to be less than $[***].
(b)Minimum Net Liquidity. Beginning December 31, 2025, permit Net Liquidity as at the close of business on the last Business Day of any Fiscal Quarter to be less than $[***].
(c)Maximum Leverage Ratio. Beginning December 31, 2025, permit the Leverage Ratio as at the close of business on the last Business Day of any Fiscal Quarter to exceed [***] to 1.00.
7.02.Liens
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens for Taxes, assessments or governmental charges (i) which are not yet delinquent for more than thirty (30) days or remain payable without penalty or (ii) which are being Properly Contested;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not due and payable for more than ninety (90) days or remain payable without penalty or that are being Properly Contested;
(c)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;
(e)pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;
(f)Liens securing Capital Lease Indebtedness; provided that (x) such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such Capital Lease Indebtedness, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, (y) such Lien is incurred, and the Indebtedness secured thereby is created within two hundred and seventy (270) days after such purchase, lease, construction, installation, maintenance, replacement or improvement, and (z) such Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such purchase, lease, construction, installation, maintenance, replacement or improvement plus any fees, costs, and expenses incurred in connection with such Indebtedness;

(g)(i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation not constituting an Event of Default under Section 8.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;
(h)Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of like nature, in each case in the ordinary course of business;
(i)easements, zoning restrictions, rights-of-way, minor defects or irregularities in title, and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, either individually or in the aggregate, (i) would not reasonably be expected to result in a Material Adverse Effect, (ii) do not detract from the ownership, maintenance, use, operation or value of the real property encumbered thereby, (iii) do not interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries, or the business conducted on the related real property, (iv) do not secure Indebtedness for borrowed money, and (v) are not violated by the current and ongoing use of the real property subject thereto;
(j)Liens in existence as of the Closing Date which are listed on Schedule 7.02, and any renewals, modifications, replacements and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness secured by such Liens does not increase from that amount outstanding at the time of any such renewal, modification, replacement or extension, (ii) any such renewal, modification, replacement or extension does not encumber any additional assets or properties of the Borrower, and (iii) such renewal, modification, replacement or extension does not affect or change the Lien priority with respect to the Obligations;
(k)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition, (ii) such Lien shall apply only to the same assets to which it applied immediately prior to such acquisition, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, and any refinancing, refunding, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof plus any accrued interest, premiums, fees and reasonable and documented out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal or replacement;
(l)Liens arising from precautionary Uniform Commercial Code financing statement filings solely as a precautionary measure in connection with operating leases or consignment of goods;
(m)Liens on (i) any Securitizable Assets, any intangible contract rights and other documents, records and assets directly related to the foregoing assets and any proceeds thereof, (ii) any Equity Interests of or other ownership or residual interests in, or any assets of, any SPV Entity and any proceeds thereof, and (iii) any deposit account or other accounts holding funds to purchase and/or collect on the foregoing assets, in each case of clauses (i), (ii) and (iii), incurred in connection with any SPV Transaction or permitted guarantees thereof;
(n)other Liens securing obligations in an aggregate amount not to exceed $1,500,000;
(o)Liens on Bank Product Partner Accounts and Other Product Partner Accounts;
(p)Liens consisting of security deposits under operating leases entered into in the ordinary course of business;
(q)licenses and sublicenses granted in the ordinary course of business not impairing the business of the Borrower and its Subsidiaries, taken as a whole, in any material respect;
(r)Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(s)Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;
(t)Liens arising out of conditional sale, title retention, consignment or similar arrangements entered into in the ordinary course of business for the sale of goods in the ordinary course of business, in each case extending solely to the assets that are the subject of such sale;
(u)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(v)Liens on and in respect of cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder;
(w)Liens on cash collateral securing Swap Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;
(x)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of Insurance Premium Indebtedness; and
(y)Liens on cash collateral securing letters of credit issued on behalf of the Borrower or any of its Subsidiaries so long as the aggregate amount of such cash collateral at no time exceeds 105% of the aggregate amount of such letters of credit.
7.03.Indebtedness
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness incurred as a result of endorsing negotiable instruments for deposit or collection in the ordinary course of business;
(c)accounts payable incurred in the ordinary course of business;
(d)Indebtedness arising pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds, or other similar obligations incurred in the ordinary course of business;
(e)Indebtedness representing incentive, non-compete, consulting, deferred compensation or similar arrangements with current or former directors, officers, employees, members of management, managers and consultants of the Borrower and its Subsidiaries in the ordinary course of business;
(f)Indebtedness with respect to Banking Services in the ordinary course of business;
(g)unsecured Indebtedness in respect of netting services, overdraft protection and other like services, in each case incurred in the ordinary course of business;
(h)endorsements for collection, deposit or negotiation and warranties of products or services, in each case in the ordinary course of business;
(i)Indebtedness consisting of Swap Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;
(j)Indebtedness consisting of Insurance Premium Indebtedness;

(k)Indebtedness in respect of workers' compensation claims (or other similar health, disability or other employee benefits reimbursement-type obligations), performance, bid and surety bonds and completion guaranties, in each case, in the ordinary course of business;
(l)[reserved];
(m)Indebtedness set forth on Schedule 7.03 and any extensions, renewals and replacements of such Indebtedness which does not (i) increase the principal amount thereof, (ii) shorten the maturity thereof, (iii) add any obligor with respect thereto, or (iv) provide for a security interest secured on any assets except those (if any) that secured such Indebtedness prior to any such extension, renewal or replacement;
(n)unsecured Guarantees of Indebtedness to the extent the Person providing such Guarantee would be permitted to incur the applicable Indebtedness under this Agreement;
(o)obligations for ad valorem, severance and other taxes payable;
(p)Capital Lease Indebtedness;
(q)non-credit recourse Indebtedness, including securitizations and Non-Recourse Warehouse Indebtedness, incurred under or in connection with any SPV Transaction, including Indebtedness owed to any SPV Entity;
(r)Payment Dependent Notes;
(s)other Indebtedness in an aggregate amount not to exceed $[***] at any time;
(t)Indebtedness in respect of indemnification claims relating to adjustments of purchase price or similar obligations;
(u)Indebtedness constituting letters of credit issued on behalf of the Borrower or any of its Subsidiaries, provided that the aggregate amount of Indebtedness constituting letters of credit that are not fully cash collateralized shall not exceed $1,500,000;
(v)Indebtedness owing to current and former employees, officers, directors or consultants (or any spouses, ex-spouses or estates of any of the foregoing) incurred in connection with the repurchase or redemption of the Equity Interests of the Borrower;
(w)Indebtedness owing under the lease portion of a sale leaseback;
(x)[reserved];
(y)unsecured Indebtedness in respect of earnouts or similar contingent obligations owing to sellers of assets or Equity Interests to the Borrower or any of its Subsidiaries;
(z)Qualified Subordinated Indebtedness;
(aa)so long as no Default or Event of Default exists or is continuing or would result therefrom, any other Indebtedness that is pari passu in right of payment with Indebtedness under the Loan Documents or Subordinated Indebtedness, in each case subject to compliance with the covenant in Section 7.01(c) on a pro forma basis both before and after giving effect to such Indebtedness; and
(ab)accrual of interest or the payment of interest in kind, in each case, on Indebtedness otherwise permitted under this Section 7.03, in each case so long as such amounts are not prohibited by any applicable subordination or intercreditor terms pertaining thereto.

7.04.Fundamental Changes
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 7.04, (a) the Borrower may merge or consolidate with, or dissolve or liquidate into, any of its Subsidiaries so long as the Borrower shall be the continuing or surviving Person, (b) the Borrower may consummate a Holding Company Transaction, and (c) the Borrower may consummate Qualified Public Offering Reorganization Transactions.
7.05.Sanctions and Anti-Corruption Laws.
(a)Directly or indirectly use, lend, contribute or otherwise make available any proceeds of the Loan, in whole or in part, to any Subsidiary, Affiliate, joint venture partner or other Person (i) to fund any investments, activities or transactions involving any Sanctioned Person or Sanctioned Country or (ii) in any other manner that, in each case, will result in any violation by any Person (including any Lender or, if applicable, the Administrative Agent) of any Sanctions or Anti-Corruption Laws.
(b)Fund all or part of any payment under this Agreement out of proceeds or property directly or indirectly derived from any activity (i) undertaken by the Borrower in violation of Anti-Corruption Laws or Sanctions or (ii) which would cause a violation by any Person (including any Lender or, if applicable, the Administrative Agent) of any Anti-Corruption Laws or Sanctions.
(c)Become or permit any of its Subsidiaries to become (including by virtue of being owned or controlled by a Sanctioned Person) or own or control a Sanctioned Person.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01.Events of Default.
Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, any amount of principal of any Loan, and (ii) within five (5) Business Days after the applicable due date, any interest on any Loan, premium (including any Prepayment Premium) or any fee due hereunder or any other amount payable hereunder or under any other Loan Document (other than payments of principal referred to in the preceding clause (i)).
(b)Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03(a), Section 6.04 and Article VII.
(c)Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for forty-five (45) days after the earlier of (x) the time at which a Responsible Officer of the Borrower shall first have knowledge of such Default or (y) receipt by the Borrower of written notice of such Default from the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders).
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein or in any other Loan Document shall be incorrect in any material respect when made or deemed made (other than those representations, warranties and certifications that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations, warranties and certifications shall be incorrect or misleading in any respect when made or deemed made) and, to the extent capable of being cured, such incorrect representation, warranty, certification or statement shall remain untrue for a period of forty-five (45) days after the earlier of (x) the time at which a Responsible Officer of the Borrower shall first have knowledge thereof or (y) receipt by the

Borrower of written notice thereof from the Required Lenders or, if applicable, the Administrative Agent (acting at the direction of the Required Lenders).
(e)Cross-Acceleration. (i) The Borrower fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is that such Material Indebtedness is demanded to become due or becomes due to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness is demanded or required to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) with respect to all transactions under such Swap Contract resulting from (A) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (under and as defined in such Swap Contract) as to which the Borrower is the sole Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount.
(f)Insolvency Proceedings. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.
(g)Inability to Pay Debts. The Borrower becomes unable, or admits in writing its inability or fails generally, to pay its debts as they become due.
(h)Judgments. There is entered against the Borrower (i) one or more final non-appealable judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered (subject to normal deductibles) by independent third-party insurance) or (ii) any one or more non-monetary final non-appealable judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such proceedings remain unstayed or undismissed for a period of sixty (60) consecutive days or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment is not in effect.
(i)ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect.
(j)Change of Control. A Change of Control shall occur.
(k)Invalidity of Loan Documents. Any material portion of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
8.02.Remedies Upon Event of Default
If any Event of Default occurs and is continuing, the Required Lenders or, if applicable, the Administrative Agent shall, at the written request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, premiums (including any Prepayment Premium), fees and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(b)declare the Commitments terminated, whereupon the Commitments shall immediately be terminated;
(c)terminate this Agreement and the other Loan Documents as to any future liability or obligation of the Borrower, but without affecting the Obligations; and
(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, or under applicable Law or equity;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or other Debtor Relief Law or upon the occurrence of any Event of Default described in Section 8.01(f), in addition to the remedies set forth above, without any notice to the Borrower or any other Person or any act by the Required Lenders, the Commitments shall automatically terminate and the unpaid principal amount of all outstanding Loans, all interest, fees, premiums (including any Prepayment Premium) and other amounts as aforesaid and other Obligations shall automatically become due and payable in cash without further act of any Lender or, if applicable, the Administrative Agent, and the Borrower shall automatically be obligated to repay all of such Obligations in full in cash, without presentment, demand, protest or notice or other requirements of any kind, all of which are expressly waived by the Borrower.
Upon an acceleration of the Loans as a result of an Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or other Debtor Relief Law or upon the occurrence of any Event of Default described in Section 8.01(f)), the amount of principal of, and premium on (if any), the Loans that becomes due and payable shall include the Prepayment Premium (if any), determined as of such date, shall become immediately due and payable by the Borrower and shall constitute part of the Obligations as if the Loans were being voluntarily prepaid or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Loans and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay or guarantee the payment of the Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to make (or be deemed to make) the Loans.

8.03.Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lenders or, if applicable, the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such in accordance with the Loan Documents;
Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III) payable in accordance with the Loan Documents to the Lenders, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, premiums (including the Prepayment Premium) and scheduled periodic payments, and any interest accrued thereon, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations for which no underlying claim has been asserted), to the Borrower or as otherwise required by Law.
8.04.Equity Cure.
(a)Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, in the event the Borrower fails to, or anticipates that it will fail to comply with the requirements of the financial covenants set forth in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c) on the last Business Day of any Fiscal Quarter (a “Test Date”), during the period beginning on the tenth (10th) day prior to such Test Date and ending on the thirtieth (30th) day following the date the Compliance Certificate was delivered (or, if earlier, was required to be delivered) in respect of such Test Date (the “Cure Deadline”), the Borrower shall have the right (the “Cure Right”) to issue Equity Interests, incur Subordinated Indebtedness or obtain a contribution to its common equity, in each case, for cash, and upon receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right and shall submit to the Lenders or, if applicable, the Administrative Agent documentation to effect the recalculation of the applicable financial covenant set forth in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c) giving effect to the following pro forma adjustments:
(i)solely for such Fiscal Quarter (and any twelve-month period that includes such Fiscal Quarter) and solely for the purpose of determining compliance with the applicable covenant in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c), Tangible Net Worth (in the case of Section 7.01(a) and/or Section 7.01(c)) and/or Cash (in the case of Section 7.01(b)) shall be increased, in each case, on a dollar-for-dollar basis by an amount equal to the Cure Amount;
(ii)other than as described in this Section 8.04, no Cure Amount shall be used when determining any ratio test or other purpose under this Agreement; and

(iii)if, after giving effect to the foregoing calculations, the Borrower shall then be in compliance with the requirements of the applicable financial covenants set forth in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c), the Borrower shall be deemed to have satisfied the requirements of the applicable financial covenants set forth in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c) as of the relevant Test Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable financial covenant that had occurred shall be deemed cured for the purposes of this Agreement as of the applicable Test Date and shall be deemed to have never existed.
(b)During the period from the applicable Test Date in which the applicable financial covenants set forth in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c) are not in compliance through the Cure Deadline, (i) if both (x) the Borrower is in compliance with such covenant or covenants on the last day of any month on or prior to the Cure Deadline and (y) no Event of Default (other than with respect to the applicable financial covenants set forth in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c)) is continuing at such time, then such non-compliance shall be deemed cured, and (ii) neither the Lenders nor the Administrative Agent shall exercise any remedies arising due to failure of the Borrower to comply with the requirements of the applicable financial covenants set forth in Section 7.01(a), Section 7.01(b) and/or Section 7.01(c) on the applicable Test Date (including imposition of the Default Rate, acceleration of the Obligations or termination of any Commitments).
ARTICLE IX
ADMINISTRATIVE AGENT
9.01.Appointment and Authority.
Following the Closing Date, at such time as there is more than one Lender that is party to this Agreement, each of the Lenders may, with the consent of the Borrower, appoint a Person to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and (ii) authorize the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, in connection with the appointment of an Administrative Agent following the Closing Date, each Lender shall authorize and direct the Administrative Agent to enter into a joinder agreement pursuant to which it shall become a party to the Loan Documents on behalf of and for the benefit of the Lenders, as contemplated by and in accordance with this Agreement and the other Loan Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders. The provisions of this Article IX (other than Section 9.02) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.
Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
Each Lender acknowledges and agrees that the Administrative Agent shall have no duties or responsibilities except those expressly set forth herein and in the other Loan Documents. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The permissive authorizations, entitlements, powers and rights (including the right to request that the Borrower take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Administrative Agent herein shall not be construed as duties. The Administrative Agent shall have no responsibility for interest or income on any funds held by it hereunder and any funds so held shall be held un-invested pending distribution thereof. Whether or not explicitly set forth therein, the rights, powers, protections, immunities and indemnities granted to the Administrative Agent herein shall apply to any document entered into by the Administrative Agent in connection with its role as Administrative Agent under the Loan Documents. Except to the extent expressly provided otherwise herein, the Required Lenders shall have the right to direct the Administrative Agent in all matters concerning the Loan Documents.
9.02.Provisions Applicable Upon Future Administrative Agent Appointment.
(a)The parties acknowledge and agree that, as of the Closing Date, there is only one Lender party to this Agreement, and accordingly, the rights, duties and obligations of the Administrative Agent shall be dormant and non-operative unless and until additional Lenders become party to this Agreement pursuant to Section 2.12 or Section 10.06, and then only if the Lenders appoint an Administrative Agent that is reasonably satisfactory to the Borrower.
(b)Upon the addition of one or more Lenders and upon the Administrative Agent being appointed hereunder, the Administrative Agent shall assume its duties and responsibilities as set forth in this Agreement, including but not limited to those under this Article IX.
(c)[Reserved].
(d)The Borrower and the Lenders acknowledge that the inclusion of Administrative Agent provisions in this Agreement is solely for the purpose of facilitating potential future syndication and shall not be construed to impose any active role or responsibility on the Administrative Agent unless and until syndication occurs.
9.03.Rights as a Lender.
Each Person serving as the Administrative Agent hereunder shall, if it is a Lender, have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, and to the extent applicable, include each Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.04.Exculpatory Provisions.
The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative and ministerial in nature. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by it or any of its Affiliates in any capacity.
Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice, conspicuously marked as a “notice of default” describing such Default is given to the Administrative Agent by the Borrower or a Lender. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any action taken (or not taken) by the Administrative Agent or its Related Parties at the direction or instruction of the Required Lenders shall not constitute gross negligence or willful misconduct on the part of the Administrative Agent or its Related Parties. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if the Administrative Agent has reason to believe the repayment of such funds or adequate indemnity against or security for such risk or liability is not reasonably assured to it.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the calculation of the Prepayment Premium, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. For the avoidance of doubt, the Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or in the other Loan Documents or in any of the financial statements of the Borrower. The Administrative Agent shall not be liable to the Lenders for any apportionment or distribution of payments made by it to such Lenders in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover pro rata from the other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times.
The Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the Administrative Agent or (ii) required to take any enforcement action against the Borrower or any other obligor outside of the United States.
The Administrative Agent shall not be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Agreement and any other Loan Document to which the Administrative Agent is a party, whether or not an original or a copy of such agreement has been provided to the Administrative Agent.
The Administrative Agent shall not be responsible for nor have any duty to monitor the performance or any action of the Borrower, the Lenders or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by any such party; the Administrative Agent may assume performance by all such Persons of their respective obligations.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” and phrases of similar import authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion, it being understood that the Administrative Agent in exercising such discretion under the Loan Documents shall be acting on the instructions of the Administrative Agent or the Required Lenders (or all Lenders to the extent required hereunder) and shall be fully protected in, and shall incur no liability in connection with, acting or failing to act (or failing to act while awaiting such instruction) pursuant to such instructions.
Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Borrower or its respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices, or (v) any other procedures required under any anti-terrorism law.

9.05.Reliance by and Direction to the Administrative Agent.
(a)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, legal order, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise made by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(b)    Notwithstanding anything else to the contrary herein or in any of the other Loan Documents, in each instance where the action or inaction of the Administrative Agent is required or permitted, or discretionary rights or powers conferred upon the Administrative Agent may be exercised or refrained from being exercised hereunder or under any of the other Loan Documents, or whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall not be required to take any action in the absence of written direction from the Required Lenders, and shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from, the Required Lenders or, if otherwise applicable, the Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or in any agreement to which the Required Lenders and the Administrative Agent are party), and it may do so pursuant to a negative notice or otherwise, and the Administrative Agent shall be fully justified in failing or refusing to take any such action under the Loan Documents if it has not received such written instruction, advice or concurrence as the Administrative Agent deems appropriate from such Lenders. Upon receipt of such written direction from such Lenders, the Administrative Agent shall take such discretionary actions in accordance with such written instruction, advice or concurrence and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to and will not entitle any other party hereto to any defense, claim or counterclaim, or confer any rights or benefits on any other party hereto. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such other number of Lenders as may be expressly provided hereby or thereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The provisions of this paragraph are in addition to, and not in limitation of, the other exculpatory provisions set forth herein.
9.06.Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX and Section 10.04 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. Any delegation by the Administrative Agent of its rights and powers shall not preclude the subsequent exercise of those rights and powers by the Administrative Agent, any revocation of such delegation or any subsequent delegation of any such rights or powers. The Administrative Agent shall not be responsible for the supervision, negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
9.07.Resignation or Removal of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower and at any time the Required Lenders may remove the Administrative Agent by giving written notice to the Administrative Agent. Upon receipt of any such notice of resignation by the Lenders (in the case of resignation) or notice of removal by the Administrative Agent (in the case of removal), the Required Lenders shall have the right, with the consent of the Borrower so long as no Specified Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be required to), on behalf of the Lenders, appoint a successor Administrative Agent, with the consent of the Borrower so long as no Specified Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), and the Borrower shall use commercially reasonable efforts to respond to any such consent request within ten (10) Business Days of receiving such request. Whether or not a successor has been appointed, the resignation of the Administrative Agent shall nonetheless become effective on the date that is thirty (30) days following the retiring Administrative Agent’s notice of resignation and, in the case of removal, such removal shall become effective upon the applicable date of removal set forth by the Required Lenders in the notice of removal (provided that such date is not later than thirty (30) days following receipt of such notice by the Administrative Agent) and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.07, and (3) in no event shall the retiring or removed Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.0). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.08.Non-Reliance on Administrative Agent and Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.09.Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10.Force Majeure.
In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder or under the other Loan Documents arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, pandemics, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, government action or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood the Administrative Agent shall use reasonable efforts to resume efforts as soon as practicable under the circumstances.
9.11.Erroneous Payments.
(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable Law, such Lender shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of any Erroneous Payment, and to the extent permitted by applicable Law, such Lender shall not assert any right or claim to any Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 9.11), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.
(d)In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable Law, with respect to any Erroneous

Payment for which a demand has been made in accordance with this Section 9.11 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(e)Each party’s obligations under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
9.12.Enforcement.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; provided further that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02.
9.13.Survival.
The agreements in this Article IX shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the Obligations.
ARTICLE X
MISCELLANEOUS
10.01.Amendments
.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (except as otherwise set forth in clauses (a) through (d) below) and the Borrower, and if applicable, acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:
(a)no such amendment, waiver or consent shall:
(i)increase the Commitment of any Lender without the written consent of such Lender;
(ii)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 10.01) any fees, premiums (including any

Prepayment Premium) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (y) waive a Default or Event of Default;
(iii)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, premiums (including any Prepayment Premium) or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment; provided, however, that only the consent of the Required Lenders shall be necessary to waive a Default or Event of Default;
(iv)change Section 2.09 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(v)change Section 10.06 in a manner that would impose additional restrictions on a Lender’s ability to assign any of its rights or obligations under this Agreement or any other Loan Document without the written consent of each Lender directly and adversely affected thereby; or
(vi)change any provision of this Section 10.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly and adversely affected thereby;
(b)unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and
(c)the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to cure any ambiguity, omission, defect or inconsistency therein;
provided that notwithstanding anything to the contrary herein, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (ii) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
10.02.Notices and Other Communications
.
(a)Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:
(i)if to the Borrower, or the Administrative Agent, to the address or electronic mail address specified for such Person on Schedule 10.02; and
(ii)if to any Lender, to the address, electronic mail address or telephone number set forth in the Administrative Questionnaire as amended from time to time in writing to the Borrower or, if applicable, the Administrative Agent.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent permitted by clause (b) below, shall be effective as provided in such clause (b).

(b)Electronic Communications; Platform. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Required Lenders or, if applicable, the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Required Lenders or, if applicable, the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Each Lender agrees that notice to it (in the form of electronic communications) specifying that any required deliverables have been posted to the Platform (as defined below) shall constitute effective delivery of such deliverables to such Lender for purposes of the Loan Documents.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
The Borrower agrees that the Administrative Agent may make any deliverables available to the Lenders by posting such deliverables on IntraLinks, Debtdomain, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its securities (each, a “Public Lender”). The Borrower hereby agrees that if it or any of its parent companies has publicly traded equity or debt securities in the United States, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC.” By marking Borrower Materials “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrower were a public reporting company (in each case, as reasonably determined by the Borrower). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”; provided that the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its Subsidiaries or their securities for purposes of United States federal or state securities Laws. The following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Loan Documents (excluding schedules, certificates, computations and any documents related to the foregoing, unless consented to by the Borrower in writing) and (2) the information delivered pursuant to Sections 6.01(a) and (b).
The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or its Related Parties in connection with the Platform. In no event shall the Administrative Agent or its Related Parties have any liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of the Administrative Agent is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s gross negligence or willful misconduct.
(c)Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or electronic mail address for notices and other communications hereunder by notice to the Borrower and, if applicable, by amendment to its Administrative Questionnaire as to the Administrative Agent. In addition, each Lender agrees to update its Administrative Questionnaire from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(d)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03.No Waiver; Cumulative Remedies.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04.Expenses; Indemnity; Damage Waiver
.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders (but limited to one primary counsel each for (I) the Administrative Agent and (II) the Lenders taken as a whole) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, including any amendment, modification or waiver with respect to the Loan Documents; provided, however, that the fees, charges and disbursements of counsel for the Lenders through the Closing

Date shall not exceed $200,000; and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders (including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnification by the Borrower. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON, AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF (X) ONE PRIMARY OUTSIDE COUNSEL FOR THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES, TAKEN AS A WHOLE, AND (Y) ONE PRIMARY OUTSIDE COUNSEL FOR THE OTHER INDEMNITEES AND THEIR RELATED PARTIES, TAKEN AS A WHOLE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND THEIR RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE ENFORCEMENT OF THE LOAN DOCUMENTS, (II) ANY LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (III) ANY BREACH BY THE BORROWER OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS, (IV) ANY CLAIM, SUIT, OR ACTION BASED ON A VIOLATION OF ANY CONSUMER CREDIT LAWS OR OTHERWISE ARISING OUT OF ANY REGULATORY INVESTIGATION OR PROCEEDING, OR (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE (X) DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR, THE MATERIAL BREACH OF SUCH INDEMNITEE’S FUNDING OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR (Y) THAT ARISE OUT OF DISPUTES SOLELY AMONG THE INDEMNITEES AND NOT ARISING OUT OF ANY ACT OR OMISSION OF THE BORROWER OR ANY OF ITS SUBSIDIARIES (OTHER THAN CLAIMS AGAINST AN INDEMNITEE ACTING IN ITS CAPACITY AS ADMINISTRATIVE AGENT). THIS SECTION 10.04(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY LOAN DOCUMENTS, ANY RIGHTS TO REIMBURSEMENT OR INDEMNIFICATION OF ANY INDEMNITEE THAT IS A LENDER UNDER ANY LOAN DOCUMENTS SHALL ONLY APPLY TO EXPENSES, LOSSES, CLAIMS, DAMAGES AND LIABILITIES INCURRED OR ARISING OUT OF ANY SUCH INDEMNITEE’S STATUS AS A DEBT FINANCING PROVIDER TO THE BORROWER (AND NOT AS AN EQUITY HOLDER OF THE BORROWER).
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to, indemnify or hold harmless the Administrative Agent (or any such sub-agent) or such Related

Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if such expense or indemnity payment is sought after the date on which the Obligations have been paid in full and the Commitments have been terminated, determined as of the day immediately prior to the date on which the Obligations were paid in full)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments (if any) at the time or, if such expense or indemnity payment is sought after the date on which the Obligations have been paid in full and the Commitments have been terminated, determined as of the day immediately prior to the date on which the Obligations were paid in full. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.08(d). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this clause (c).
(d)Waiver of Consequential Damages, Etc. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NONE OF THE PARTIES HERETO SHALL ASSERT, AND EACH SUCH PARTY HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY OR THEIR RESPECTIVE RELATED PARTIES, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF. NO SUCH PARTY NOR ANY OF THEIR RESPECTIVE RELATED PARTIES SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SO LONG AS SUCH PERSON IS IN COMPLIANCE WITH SECTION 10.07.
(e)Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the Obligations.
10.05.Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of each Lender and, if applicable, the Administrative Agent, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b) or (ii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)In the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (A) above, the aggregate amount of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Borrower or, if applicable, the Administrative Agent shall not be less than $1,000,000 (and integral multiples in excess thereof) unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Borrower or, if applicable, the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 payable to the Administrative Agent by the assignee with respect to such assignment (other than with respect to assignments pursuant to Section 10.13, in which case such fee shall be payable to the Administrative Agent by the Borrower); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Borrower or, if applicable, the Administrative Agent an Administrative Questionnaire, all requested “know your customer” documentation and the applicable tax forms under Section 3.01(e).
(iii)Borrower’s Consent. So long as no Specified Event of Default has occurred and is continuing, the Borrower shall have provided its prior written consent to any such assignment (other than any assignment to any Lender, Affiliate of a Lender or Approved Fund), such consent not to be unreasonably conditioned, withheld or delayed, and shall be deemed given if not affirmatively denied by the Borrower within ten (10) Business Days after request therefor.
(iv)No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(v)No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vi)No Assignment to Disqualified Institutions. No such assignment shall be made to a Disqualified Institution. The Administrative Agent shall have no responsibility for or duty to ascertain or inquire into compliance by any Lender or other person with the restrictions and limitations relating to Disqualified Institutions.
(vii)Taxes. The assignee shall be entitled to the benefit of Section 3.01 only if the Borrower is notified of the assignment and such assignee complies with the requirements of Section 3.01(e) and in no event shall an assignee be entitled to receive any greater payment under Section 3.01(a) than the assignor would be entitled to receive.
Subject to acceptance and recording thereof by the Borrower or, if applicable, the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01), 3.02 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.
(c)Register. The Borrower or, if applicable, the Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.
(d)Certain Pledges; Participations. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. If any Lender sells (or is deemed to have sold) a participation in all or a portion of its rights or obligations under this Agreement to any Person, except as otherwise expressly provided herein, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Lender that sells (or is deemed to have sold) to any Person a participation in all or a portion of such Lender’s rights and/or obligations under this Agreement shall, as a non-fiduciary agent of the Borrower, maintain a register (“Participation Register”) with respect to the ownership and transfer of each participation containing the information set forth in the Register described in Section 10.06(c); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register (including the identity of any Person holding a participation interest or any information relating to a Person's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version). No transfer of a participation shall be effective unless recorded in the Participation Register. The entries in the Participation Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No transfer of a participation shall be effective if made to (i) a natural person or (ii) a Disqualified Institution. For the avoidance of doubt, neither the Borrower nor the Administrative Agent shall have any responsibility for maintaining a Participation Register.
(e)Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is not obligated to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
10.07.Treatment of Certain Information; Confidentiality
.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its attorneys, professional advisors, independent auditors and Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, sub-advisors, lenders and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential prior to any such disclosure), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or pursuant to legal process, in which case it shall notify the Borrower of the disclosure thereof unless such notification is prohibited by law, provided that no such notification is required if Information is disclosed in connection with a routine audit, exam or documentation requested by a regulatory authority having jurisdiction over the Lenders and/or, if applicable, the Administrative Agent that does not specifically target the Borrower or the transaction hereunder, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, in which case it shall notify the Borrower of the disclosure thereof unless such notification is prohibited by law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, (g) with the prior written consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) consisting of general portfolio information that does not identify the Borrower, or (j)(A) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be kept confidential and used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender, (B) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (C) to a nationally recognized rating agency that requires access to information regarding the Borrower, the Loans and the Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund of any Lender.
For purposes of this Section 10.07, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower, any Subsidiary or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries and not due to a known breach of this Section 10.07.
Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender and, if applicable, the Administrative Agent acknowledges that (a) the Information may include material non-public information concerning the Borrower, any of its Subsidiaries or any of their respective Affiliates, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
For the avoidance of doubt, nothing herein prohibits or impedes any individual from communicating or disclosing Information regarding suspected violations of laws, rules or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.
10.08.Set-off.
If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final at any time held and other obligations at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, each Lender and their Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, any Lender or their Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09.Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10.Counterparts; Integration; Effectiveness; Electronic Signature.
(a)This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or as any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and electronic signatures or the keeping of records in electronic form shall be valid and effective for all purposes to the fullest extent permitted by applicable Law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto hereby represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents, including having the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system.
10.11.Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12.Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13.Replacement of Lenders
.
If (i) any Lender requests compensation under Section 3.02, (ii) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender does not consent to an amendment of the terms of this Agreement sought by the Borrower in accordance with the procedures set forth in Section 10.01, or (iv) any

Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and, if applicable, the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Borrower shall, if applicable, have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14.GOVERNING LAW; JURISDICTION.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15.WAIVER OF RIGHT TO TRIAL BY JURY.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
10.16.USA Patriot Act Notice.
Each Lender that is subject to the Patriot Act (as defined below) and/or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and/or the Beneficial Ownership Regulation.
10.17.No Advisory or Fiduciary Relationship.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, on behalf of itself and its Subsidiaries, that: (a)(i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Subsidiaries or any other Person, and (ii) the Lenders have no obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and the Lenders have no obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.19.Entire Agreement.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	PROSPER MARKETPLACE, INC.

By: /s/ Usama Ashraf
Name: Usama Ashraf Title: President and Chief Financial Officer

Signature Page to Credit Agreement

LENDERS:	PLATFORM LOAN HOLDINGS LLC, as a Lender

By: /s/ [***]
Name: [***]
Title: Authorized Signatory

Signature Page to Credit Agreement